Exhibit 99.1
APOLLO ENDOSURGERY, INC. REPORTS THIRD QUARTER 2020 RESULTS
Global Endoscopy Product Sales Increase 21% Year-Over-Year
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (November 5, 2020) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the third quarter ended September 30, 2020.
Third Quarter 2020 and Recent Highlights
•Total Endoscopy revenue increased 21% compared to the third quarter of 2019 to $12.5 million
•U.S. Endoscopy revenue increased 37% compared to the third quarter of 2019 to $6.6 million
•Gross margin increased to 55% compared to 48% in the third quarter of 2019
•Net loss improved by 70% to $2.6 million compared to $8.7 million for the third quarter of 2019
•Ended the quarter with $38.2 million in cash, cash equivalents and restricted cash
“The third quarter rebound in elective procedures in our direct markets was both quicker and stronger than our early expectations,” stated Todd Newton, Apollo’s Chief Executive Officer. “We also took steps in the third quarter to lower our annual operating expenses and improve our liquidity position. As a result, we believe our liquidity provides sufficient runway through 2021 and through the COVID-19 pandemic, completion of the MERIT trial, and launch of X-Tack.”
Third Quarter Results
Worldwide Endoscopy product sales were $12.5 million for the third quarter of 2020, an increase of 21% compared to the third quarter of 2019 as the easing of public health interventions due to the COVID-19 pandemic generated a resurgence in elective procedures that use our Endoscopy products.
Geographically, U.S. Endoscopy sales increased 37% to $6.6 million for the third quarter of 2020 and OUS Endoscopy sales increased 7% to $5.9 million.
By product group, U.S. ESS product sales increased 28% to $4.7 million for the third quarter of 2020 compared to the same period in 2019, while OUS ESS sales remained unchanged at $2.9 million. U.S. IGB product sales increased 70% to $1.9 million for the third quarter of 2020, while OUS IGB product sales increased 15% to $3.0 million.
Total revenue for the third quarter of 2020 was $12.8 million, an increase of 14% from $11.3 million in the prior year third quarter. Excluding $0.1 million and $0.8 million of transition service revenue in the third quarter of 2020 and 2019, respectively, related to the Surgical product line which was divested in December of 2018, total revenue increased 21%.
Gross margin increased to 55% for the third quarter of 2020 from 48% in the third quarter of 2019 primarily due to benefits from completed gross margin improvement projects and the higher mix of IGB product sales and direct market sales as a percentage of total revenue.
Total operating expenses decreased $3.7 million, or 30%, for the third quarter of 2020 due to the liquidity preservation program implemented in the second quarter of 2020 in response to the COVID-19 pandemic.
Net loss for the third quarter of 2020 was $2.6 million compared to $8.7 million for the third quarter of 2019, an improvement of 70%.
Cash, cash equivalents and restricted cash were $38.2 million as of September 30, 2020.
Conference Call
Apollo will host a conference call on November 5, 2020 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss operating results for the third quarter ended September 30, 2020. To join the conference call by telephone, please dial +1-785-424-1667. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the event.

Non-GAAP Financial Measures
To supplement our financial results, we are providing a non-GAAP financial measure, Endoscopy product sales percentage change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of our Endoscopy product sales compared to the same period of the prior year. Endoscopy product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal complications to the treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, the Company's liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; statements relating to the availability of cash for Apollo's future operations; and Apollo’s ability to support the adoption of its products and broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2019 and its Form 10-Q for the period ending September 30, 2020. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$12,826	$11,259	$29,188	$38,724
Cost of sales	5,840	5,826	14,136	18,884
Gross margin	6,986	5,433	15,052	19,840
Operating expenses:
Sales and marketing	4,178	6,495	12,773	21,995
General and administrative	2,374	3,159	7,870	10,219
Research and development	1,522	2,128	5,484	8,245
Amortization of intangible assets	486	510	1,472	1,591
Settlement gain	—	—	—	(5,609)
Total operating expenses	8,560	12,292	27,599	36,441
Loss from operations	(1,574)	(6,859)	(12,547)	(16,601)
Other expenses:
Interest expense, net	1,335	1,221	3,895	2,849
Other (income) expense, net	(353)	498	2,574	655
Net loss before income taxes	(2,556)	(8,578)	(19,016)	(20,105)
Income tax expense	41	80	90	131
Net loss	$(2,597)	$(8,658)	$(19,106)	$(20,236)
Net loss per share, basic and diluted	$(0.11)	$(0.40)	$(0.88)	$(0.93)
Weighted average common shares outstanding, basic and diluted	23,110,524	21,401,044	21,798,336	21,743,218

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$4,734	$2,928	$7,662	$3,711	$2,949	$6,660	27.6%	(0.7)%	15.0%
IGB	1,853	3,021	4,874	1,088	2,633	3,721	70.3%	14.7%	31.0%
Total Endoscopy	6,587	5,949	12,536	4,799	5,582	10,381	37.3%	6.6%	20.8%
% Endoscopy	52.5%	47.5%		46.2%	53.8%
Surgical	—	—	—	—	640	640	—%	(100.0)%	(100.0)%
Other (1)	272	18	290	228	10	238	19.3%	80.0%	21.8%
Total revenues	$6,859	$5,967	$12,826	$5,027	$6,232	$11,259	36.4%	(4.3)%	13.9%
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(1) Other U.S. revenue includes $0.1 million of transition and manufacturing services provided to ReShape for the three months ended September 30, 2020 and 2019.

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$10,873	$7,211	$18,084	$10,498	$10,339	$20,837	3.6%	(30.3)%	(13.2)%
IGB	3,511	6,688	10,199	4,005	8,552	12,557	(12.3)%	(21.8)%	(18.8)%
Total Endoscopy	14,384	13,899	28,283	14,503	18,891	33,394	(0.8)%	(26.4)%	(15.3)%
% Endoscopy	50.9%	49.1%		43.4%	56.6%
Surgical	—	—	—	—	3,670	3,670	—%	(100.0)%	(100.0)%
Other (1)	854	51	905	1,632	28	1,660	(47.7)%	82.1%	(45.5)%
Total revenues	$15,238	$13,950	$29,188	$16,135	$22,589	$38,724	(5.6)%	(38.2)%	(24.6)%
_________________________________________
(1) Other U.S. revenue includes $0.4 million and $1.2 million of transition and manufacturing services provided to ReShape for the nine months ended September 30, 2020 and 2019, respectively.

Non-GAAP Endoscopy product sales percentage change in constant currency were as follows:

	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	(1.0)%	14.9%	(28.6)%	(12.4)%
IGB	12.6%	29.4%	(21.1)%	(18.3)%
Total Endoscopy	5.4%	20.1%	(25.2)%	(14.6)%